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                                                                    EXHIBIT 99.1



LYNX SELLS AMIDATE OLIGONUCLEOTIDE PATENT ESTATE TO GERON

Hayward, CA

March 6, 2002

Lynx Therapeutics, Inc. (Nasdaq: LYNX) announced today that it has sold its intellectual property rights under the N3'-P5' phosphoramidate patent estate to Geron Corporation. Lynx will receive approximately $2.5 million in a combination of cash and stock from Geron for the direct sale of the Lynx patent estate.

The agreement with Geron covers the sale of a family of important patents covering process and compositional matter claims related to oligonucleotides containing phosphoramidate backbone linkages. N3'-P5' phosphoramidate oligonucleotides are an important class of compounds being investigated for their use as therapeutic and diagnostic agents, as well as in other commercial applications. N3'-P5' phosphoramidate oligonucleotides have potential in a broad range of applications, including antisense and antigene therapeutic drug discovery and target validation. "Lynx is focused on expanding the commercial applications of its genomics and proteomics technologies," said Norrie Russell, Ph.D., President and Chief Executive Officer of Lynx. "We believe that this was an excellent opportunity to realize value from the amidate patent portfolio developed earlier in our history."

Lynx is a leader in the development and application of novel technologies for the discovery of gene expression patterns and genomic variations important to the pharmaceutical, biotechnology and agricultural industries. These technologies are based on the Megaclone(TM) technology, Lynx's unique and proprietary cloning procedure, which transforms a sample containing millions of DNA molecules into one made up of millions of micro-beads, each of which carries approximately 100,000 copies of one of the DNA molecules in the sample. Megaclone(TM) technology is the foundation for Lynx's analytical applications, including: Massively Parallel Signature Sequencing, or MPSS(TM), technology, which provides gene sequence information and high-resolution gene expression data; Megasort(TM) technology, which provides differentially expressed gene sets; and Megatype(TM) technology, which provides single nucleotide polymorphism, or SNP, disease- or trait-association information. Lynx is also developing a proteomics technology, Protein ProFiler(TM), which is expected to provide high-resolution analysis of complex mixtures of proteins from cells or tissues. For more information, visit Lynx's web site at www.lynxgen.com.

This press release contains "forward-looking" statements, including statements related to the expansion of the Company's commercial applications of its technologies. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as "believes," "anticipates," "plans," "predicts," "expects," "estimates," "intends," "will," "continue," "may," "potential," "should," "confident" and similar expressions are intended to identify forward-looking statements. There are a number

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of important factors that could cause the results of Lynx to differ materially from those indicated by these forward-looking statements, including, among others, risks detailed from time to time in the Company's SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2000 and its most recent Quarterly Report on Form 10-Q. Lynx does not undertake any obligation to update forward-looking statements.

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